Execution Version

AMENDMENT NO. 2

TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

This AMENDMENT NO. 2 to the INVESTMENT SUB-ADVISORY AGREEMENT (“Amendment”) is dated as of August 3, 2021, by and between THE VARIABLE ANNUITY LIFE INSURANCE COMPANY, a Texas life insurer (“VALIC”), and PINEBRIDGE INVESTMENTS LLC (the “Sub-Adviser”).

WITNESSETH:

WHEREAS, VALIC and VALIC Company I, a Maryland corporation (the “Company”), have entered into an Investment Advisory Agreement dated as of January 1, 2002, as amended (the “Advisory Agreement”), pursuant to which VALIC has agreed to provide investment management, advisory and administrative services to the Company; and

WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company; and

WHEREAS, VALIC and the Sub-Adviser are parties to an Investment Sub-Advisory Agreement dated March 26, 2010 (the “Subadvisory Agreement”), pursuant to which the Sub-Adviser furnishes investment advisory services to certain investment series (the “Covered Funds”) of the Company, as listed on Schedule A to the Subadvisory Agreement; and

WHEREAS, the Board of Directors of the Company has approved this Amendment to the Subadvisory Agreement and it is not required to be approved by the shareholders of the Covered Funds.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Subadvisory Agreement as follows:

1. Schedule A Amendment. Schedule A to the Subadvisory Agreement is hereby amended and restated as attached hereto.

2. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3. Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Subadvisory Agreement shall remain unchanged and shall continue to be in full force and effect.

4. Miscellaneous. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Subadvisory Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Amendment as of the date first above written.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

By:	/s/ THOMAS M. WARD
Name: Title:	Thomas M. Ward Authorized Signatory

PINEBRIDGE INVESTMENTS LLC

By:	/s/ MICHAEL J. KELLY
Name:	Michael J. Kelly
Title:	Managing Director, Global Head of Multi-Asset

SCHEDULE A

(Effective August 3, 2021)

VC I Portfolios

Aggressive Growth Lifestyle Fund	0.10%

Conservative Growth Lifestyle Fund	0.10%

Core Bond Fund	0.25% on first $200 million 0.20% on next $300 million 0.15% on assets over $500 million

International Government Bond Fund	0.25% on first $200 million 0.20% on next $300 million 0.15% on assets over $500 million

Moderate Growth Lifestyle Fund	0.10%